This report is signed on behalf of the registrant (or depositor or trustee) in the City of Minneapolis and State of Minnesota on the thirtieth day of September 2002.



                 Great Hall Investment Funds, Inc.


          /s/ Chris Tomas                      /s/ Jennifer Lammers
Witness:  _______________________________  By: _______________________________
          Chris Tomas                          Jennifer Lammers
          Compliance Officer                   Chief Financial Officer